Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 35 to Registration Statement No. 33-17850 on Form N-1A of our report dated October 9, 2007, relating to the financial statements and financial highlights of Oppenheimer Main Street Fund, a series of Oppenheimer Main Street Funds, Inc., appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

December 26, 2007